Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reverses Fourth Quarter and Fiscal Year 2004 Lease Accounting Charge

      Based on New Guidance from the SEC and the Company’s Independent Registered Public

                                                                   Accounting Firm

      Fiscal Year 2004 Diluted EPS Increases 21.2% to $1.60 on Net Revenues of $3.137 Billion

San Francisco, CA, April 15, 2005 – Williams-Sonoma, Inc. (NYSE: WSM) today announced that based on new guidance provided by the SEC and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the Company is reversing the $0.09 per diluted share lease accounting charge that it reflected in its fourth quarter and fiscal year 2004 earnings release on March 22, 2005. Excluding this charge, diluted earnings per share for the fourth quarter of fiscal year 2004 increased 11.8% to $0.95 versus $0.85 per diluted share in the fourth quarter of fiscal year 2003. Diluted earnings per share for fiscal year 2004 increased 21.2% to $1.60 versus $1.32 per diluted share in fiscal year 2003.

Why are we reversing the $0.09 per diluted share lease accounting charge?

On February 7, 2005, the SEC publicly issued a letter clarifying its position on certain lease accounting issues, including the recognition of rent cost during rent holidays (defined as periods during which a lessee has control of the premises, but is not obligated to pay rent, including build-out periods).

In response to the SEC’s letter, we performed a comprehensive review of our real property operating leases and our related accounting policies. Based on this review, we determined that the only area in

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which our lease accounting policies were not consistent with the SEC’s position was in the recognition of rent cost during rent holidays.

On March 22, 2005, based on our interpretation of the SEC letter and the advice that we had received from our independent registered public accounting firm, we publicly announced that the cumulative financial impact of correcting our accounting for rent holidays in the fourth quarter and fiscal year 2004 was to increase pre-tax rent expense by $17.4 million or $0.09 per diluted share, which we reflected in our fourth quarter and fiscal year 2004 earnings press release.

Subsequent to our March 22, 2005 press release, however, the SEC further clarified, and our independent auditors confirmed, that if a company had a previously established accounting policy of capitalizing rent paid during build-out periods, then the rent cost allocated to the rent holiday period should also be capitalized, not expensed. As our established policy has been to capitalize rent paid during build-out periods, this further clarification by the SEC and our independent auditors resulted in our reversal of the $0.09 per diluted share lease accounting charge that we had reflected in our March 22, 2005 earnings press release.

To correct our accounting for rent holidays, however, we did have to capitalize the rent cost allocated to the rent holiday period. Accordingly, we capitalized $17.4 million in property and equipment with an offsetting liability recorded in deferred rent and lease incentives as of January 30, 2005. This adjustment does not change our historical or future cash flows nor the timing or amount of our lease payments, as it is solely related to a non-cash balance sheet accounting correction. Furthermore, it is not expected to have a material impact on future earnings.

These changes will be reflected in our Annual Report on Form 10-K for the fiscal year ended January 30, 2005, to be filed with the SEC later today.

How will capitalizing rent cost allocated to the rent holiday period affect our 2005 earnings guidance?

Our March 22, 2005 fiscal year 2005 guidance release assumed approximately $0.01 per diluted share of additional occupancy expense, attributed to our anticipated lease accounting for rent holidays, which will no longer be applicable due to capitalizing rent cost allocated to the rent holiday period. Therefore, we have raised our annual guidance for fiscal 2005 diluted earnings per share by $0.01 from the previous range of $1.83 to $1.87 to a range of $1.84 to $1.88, an increase of 15.0% to 17.5% over the $1.60 per diluted share earned in fiscal 2004.

❑    FORWARD-LOOKING STATEMENTS

This press release contains financial guidance as to future operating results that constitute forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the impact of capitalizing the rent cost allocated to the rent holiday period and statements related to our future financial guidance.

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The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for fiscal year 2004; new interpretations of current accounting rules; changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; the effect of the recent natural disaster in Asia; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties contained in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2004, all quarterly reports on Form 10-Q for the following fiscal quarters and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑    ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Williams-Sonoma Home – are marketed through 552 stores, eight mail order catalogs and six e-commerce websites.

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